Exhibit 99.1

Investor Relations for Hillenbrand	Public Policy & Engagement for Hillenbrand
Contact: Chris Gordon, Director, Investor Relations	Contact: Chris Lowery, Director Public Policy & Engagement
Phone: 812-931-5001	Phone: 812-934-1850
Email: chris.gordon@hillenbrand.com	Email: chris.lowery@hillenbrand.com

Hillenbrand Names Kristina A. Cerniglia as Chief Financial Officer

BATESVILLE, Ind., June 23, 2014 /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) today announced that Kristina A. Cerniglia will be joining the company as its Senior Vice President and Chief Financial Officer (CFO). She will report directly to Joe Raver, President and Chief Executive Officer.  Raver had launched a global search to fill the position following the planned resignation of the company’s previous CFO.  Cerniglia will start with the Company in early August.

“Kristina’s deep industrial experience and insight will be a tremendous asset to our company as we work to grow both organically and through acquisitions,” said Raver. “As we continue to transform Hillenbrand into a global diversified industrial company, it is vital that we attract leaders with relevant experience and a proven track record of success in the industrial equipment space.”

As the CFO, Cerniglia will lead the company’s finance organization, overseeing financial planning and analysis, reporting, tax, treasury, investor relations and internal audit.  Cerniglia will also play a critical role in shaping Hillenbrand’s strategy as well as leading the company’s engagement with investors and analysts.

Cerniglia has more than 25 years of financial experience, most recently serving as Vice President, Corporate Controller at Stanley Black & Decker, an $11 billion diversified global provider of power and hand tools, mechanical access solutions, and electronic monitoring systems.  She brings specific expertise in global financial management, financial reporting, and acquisition integration.  Prior to Stanley Black & Decker, Cerniglia spent nine years at United Technologies Corporation in various financial roles of increasing responsibility.

“We were diligent in our search for a candidate who fits with our long-term strategic vision and would help us achieve our goals,” said Raver. “Kristina brings a wealth of industrial manufacturing experience to the CFO position that we will utilize to drive additional value throughout the enterprise.”

Since becoming a publicly traded company in 2008, Hillenbrand has transformed from a $650 million North American death care business to a $1.6 billion global diversified industrial company. Hillenbrand now operates two business segments: The Process Equipment Group and Batesville. The Process Equipment Group has multiple market-leading brands of process and material handling equipment and systems serving a wide variety of industries across the globe. Batesville is a recognized leader in the North American death care industry. Batesville serves as the Company’s core cash-generating operation helping Hillenbrand execute its strategy of growing both organically and through acquisitions.

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About Hillenbrand, Inc.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies.